EXHIBIT 99.1

NEWS RELEASE	NEWS RELEASE	NEWS RELEASE	NEWS RELEASE
Media Contacts:
Melanie Backs, Melanie.L.Backs@aexp.com, +1.212.640.2164
Deniz Yigin, Deniz.Yigin@aexp.com, +1.332.999.0836

Investors/Analysts Contacts:
Kartik Ramachandran, Kartik.Ramachandran@aexp.com, +1.212.640.5574
Kristy Ashmawy, Kristy.Ashmawy@aexp.com, +1.212.640.5574

AMERICAN EXPRESS REPORTS THIRD-QUARTER EARNINGS PER SHARE OF $3.49, AND RAISES FULL-YEAR 2024 EPS GUIDANCE

10TH CONSECUTIVE QUARTER OF RECORD REVENUE, RISING 8% OVER PRIOR YEAR TO $16.6 BILLION

(Millions, except per share amounts, and where indicated)

	Quarters Ended September 30,		Percentage Inc/(Dec)	Nine Months Ended September 30,		Percentage Inc/(Dec)
	2024	2023		2024	2023
Billed Business (Billions) FX-adjusted[1]	$387.3	$366.2 $366.4	6% 6%	$1,142.5	$1,079.8 $1,076.4	6% 6%
Total Revenues Net of Interest Expense FX-adjusted[1]	$16,636	$15,381 $15,348	8% 8%	$48,770	$44,716 $44,535	9% 10%
Net Income	$2,507	$2,451	2%	$7,959	$6,441	24%
Diluted Earnings Per Common Share (EPS)[2]	$3.49	$3.30	6%	$10.97	$8.59	28%
Adjusted EPS Excluding Transaction Gain[3]	$3.49	$3.30	6%	$10.31	$8.59	20%
Average Diluted Common Shares Outstanding	709	733	(3)%	716	739	(3)%

New York – October 18, 2024 – American Express Company (NYSE: AXP) today reported third-quarter net income of $2.51 billion, or $3.49 per share, compared with net income of $2.45 billion, or $3.30 per share, a year ago.
“We had another strong quarter that reflects the earnings power of our business model and our continued investments for growth. Third-quarter revenue reached another record of $16.6 billion, up 8 percent, and earnings per share of $3.49 was up 6 percent, year-over-year,” said Stephen J. Squeri, Chairman and Chief Executive Officer.
“Based on our performance to date and the strong earnings our core business is generating, we are raising our full-year EPS guidance to $13.75 - $14.05, up from $13.30 - $13.80 previously. We continue to expect full-year revenue growth that is within the annual guidance range we provided in the beginning of the year, at around 9 percent.

“In the third quarter, total Card Member spending increased 6 percent, and card fee revenue growth accelerated to 18 percent. We continued to attract large numbers of new premium Card Members with 3.3 million new card acquisitions, while maintaining our high retention rates, excellent credit performance, and expense discipline.
“Our continued momentum demonstrates the sustainability of our product refresh strategy and the growth it is driving in our portfolio. We have already completed 40 product refreshes globally since the beginning of the year, including the recent launch of our new U.S. Consumer Gold Card. The new benefits and capabilities we have added in popular categories like dining are fueling our growth with Millennial and Gen-Z consumers, who represent 80 percent of the new accounts acquired on the U.S. Consumer Gold Card, and remain our fastest growing consumer cohort overall in the U.S. The strong early results we’re seeing from our product refreshes reinforce my confidence that we’re investing in the right areas to enhance our value propositions and meet the financial and lifestyle needs of our customers.”
Third-quarter consolidated total revenues net of interest expense were $16.6 billion, up 8 percent from $15.4 billion a year ago. The increase was primarily driven by higher net interest income supported by growth in loan volumes, stable growth in Card Member spending, and accelerated card fee revenue growth.
Consolidated provisions for credit losses were $1.4 billion, compared with $1.2 billion a year ago. The increase reflected higher net write-offs driven by growth in loan balances, partially offset by a lower net reserve build year-over-year. The third-quarter net write-off rate was 1.9 percent, compared to 1.8 percent a year ago, and down from 2.1 percent in the prior quarter.4
Consolidated expenses were $12.1 billion, up 9 percent from $11.0 billion a year ago. The increase primarily reflected higher variable customer engagement costs driven by higher Card Member spending and usage of travel-related benefits, as well as increased marketing investments and operating expenses.
The consolidated effective tax rate was 21.8 percent, up from 20.9 percent a year ago, primarily reflecting discrete tax benefits in the prior-year period.
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This earnings release should be read in conjunction with the company’s statistical tables for the third quarter 2024, which include information regarding our reportable operating segments, available on the American Express Investor Relations website at http://ir.americanexpress.com and in a Form 8-K furnished today with the Securities and Exchange Commission.
An investor conference call will be held at 8:30 a.m. (ET) today to discuss third-quarter results. Live audio and presentation slides for the investor conference call will be available to the general public on the above-mentioned American Express Investor Relations website. A replay of the conference call will be available later today at the same website address.
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1	As used in this release, FX-adjusted information assumes a constant exchange rate between the periods being compared for purposes of currency translations into U.S. dollars (i.e., assumes the foreign exchange rates used to determine results for current period apply to the corresponding prior-year period against which such results are being compared). FX-adjusted revenues is a non-GAAP measure. The company believes the presentation of information on an FX-adjusted basis is helpful to investors by making it easier to compare the company’s performance in one period to that of another period without the variability caused by fluctuations in currency exchange rates.
2
Diluted earnings per common share (EPS) was reduced by the impact of (i) earnings allocated to participating share awards of $18 million and $19 million for the three months ended September 30, 2024 and 2023, respectively, and $59 million and $50 million for the nine months ended September 30, 2024 and 2023, respectively, and (ii) dividends on preferred shares of $15 million and $14 million for the three months ended September 30, 2024 and 2023, respectively, and $44 million and $43 million for the nine months ended September 30, 2024 and 2023, respectively.

3	Adjusted diluted earnings per common share, a non-GAAP measure, excludes the $0.66 per share impact of the gain from the sale of Accertify, Inc. recognized in the second quarter of 2024. See Appendix I for a reconciliation to EPS on a GAAP basis. Management believes adjusted EPS is useful in evaluating the ongoing operating performance of the company.
4	Net write-off rates are based on principal losses only (i.e., excluding interest and/or fees) and represent consumer and small business Card Member loans and receivables (net write-off rates based on principal losses only are unavailable for corporate). We present a net write-off rate based on principal losses only to be consistent with industry convention. Net write-off rates including interest and fees are presented in the Statistical Tables for the third quarter of 2024 available on the above-mentioned American Express Investor Relations website, as our practice is to include uncollectible interest and/or fees as part of our total provision for credit losses.

As used in this release:
•Card Member spending (billed business) represents transaction volumes, including cash advances, on payment products issued by American Express.
•Operating expenses represent salaries and employee benefits, professional services, data processing and equipment, and other, net.

•Reserve releases and reserve builds represent the portion of the provisions for credit losses for the period related to increasing or decreasing reserves for credit losses as a result of, among other things, changes in volumes, macroeconomic outlook, portfolio composition, and credit quality of portfolios. Reserve releases represent the amount by which net write-offs exceed the provisions for credit losses. Reserve builds represent the amount by which the provisions for credit losses exceed net write-offs.
•Variable customer engagement costs represent the aggregate of Card Member rewards, business development, and Card Member services expenses.

ABOUT AMERICAN EXPRESS
American Express is a globally integrated payments company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, instagram.com/americanexpress, linkedin.com/company/american-express, X.com/americanexpress, and youtube.com/americanexpress.
Key links to products, services and corporate sustainability information: personal cards, business cards and services, travel services, gift cards, prepaid cards, merchant services, Business Blueprint, Resy, corporate card, business travel, diversity and inclusion, corporate sustainability and Environmental, Social, and Governance reports.
Source: American Express Company
Location: Global

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The forward-looking statements, which address American Express Company’s current expectations regarding business and financial performance, including management’s outlook for 2024 and long-term growth aspiration, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “continue” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update or revise any forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, those that are set forth under the caption “Cautionary Note Regarding Forward-Looking Statements” in the company’s current report on Form 8-K filed with the Securities and Exchange Commission (SEC) on October 18, 2024 (the Form 8-K Cautionary Note), which are incorporated by reference into this release. Those factors include, but are not limited to, the following:
•the company’s ability to achieve its 2024 earnings per common share (EPS) outlook and grow EPS in the future, which will depend in part on revenue growth, credit performance and the effective tax rate remaining consistent with current expectations and the company’s ability to continue investing at high levels in areas that can drive sustainable growth (including its brand, value propositions, customers, colleagues, marketing, technology and coverage), controlling operating expenses, effectively managing risk and executing its share repurchase program, any of which could be impacted by, among other things, the factors identified in the subsequent paragraph and the Form 8-K Cautionary Note, as well as the following: macroeconomic conditions, such as recession risks, higher rates of unemployment, changes in interest rates, effects of inflation, supply chain issues, energy costs, tariffs and fiscal and monetary policies; geopolitical instability, including the ongoing Ukraine and Israel wars, broader regional hostilities and tensions involving China and the U.S.; the impact of any future contingencies, including, but not limited to, legal costs and settlements, the imposition of fines or monetary penalties, increases in Card Member remediation, investment gains or losses, restructurings, impairments and changes in reserves; issues impacting brand perceptions and the company’s reputation; impacts related to sales and acquisitions and new or renegotiated cobrand and other partner agreements and joint ventures; and the impact of regulation and litigation, which could affect the profitability of the company’s business activities, limit the company’s ability to pursue business opportunities, require changes to business practices or alter the company’s relationships with Card Members, partners and merchants; and
•the company’s ability to achieve its 2024 revenue growth outlook and grow revenues net of interest expense in the future, which could be impacted by, among other things, the factors identified above and in the Form 8-K Cautionary Note, as well as the following: spending volumes and the spending environment not being consistent with expectations, including a decline in spending by U.S. small and mid-sized enterprise Card Members, or a slowdown in U.S. consumer or international spending volumes; an inability to address competitive pressures, attract and retain customers, invest in and enhance the company’s Membership Model of premium products, differentiated services and partnerships, successfully refresh its card products, grow spending and lending with customers across age cohorts, including Millennial and Gen-Z customers, and implement strategies and business initiatives, including within the premium consumer space, commercial payments and the global network; the effects of regulatory initiatives, including pricing and network regulation; merchant coverage growing less than expected or the reduction of merchant acceptance; increased surcharging, steering, suppression or differential acceptance of the company’s products; merchant discount rates changing by a greater or lesser amount than expected; and changes in foreign currency exchange rates.
A further description of these uncertainties and other risks can be found in American Express Company’s Annual Report on Form 10-K for the year ended December 31, 2023, Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2024 and the company’s other reports filed with the SEC, including in the Form 8-K Cautionary Note.

(Preliminary)
American Express Company
Appendix I
Reconciliation of Adjusted EPS Excluding Transaction Gain
	Quarters Ended September 30,			Nine Months Ended September 30,
	2024	2023	YoY% Inc/(Dec)	2024	2023	YoY% Inc/(Dec)
GAAP Diluted EPS	$3.49	$3.30	6%	$10.97	$8.59	28%
Accertify Gain on Sale (pretax)	$—	$—		$0.73	$—
Tax Impact of Accertify Gain on Sale	$—	$—		$(0.07)	$—
Accertify Gain on Sale (after tax)	$—	$—		$0.66	$—
Adjusted Diluted EPS Excluding the Impact of Accertify Gain on Sale	$3.49	$3.30	6%	$10.31	$8.59	20%